Exhibit 99.1

           ITT Industries Provides Positive 2005 Financial Outlook

     * Strong organic revenue, earnings growth trend seen continuing in 2005

     * FY 2005 EPS forecast of $5.00 - $5.15 on revenue of $7.2 - $7.4 billion

     * Company reaffirms previous FY 2004 earnings guidance

    WHITE PLAINS, N.Y., Dec. 14 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) said today that solid growth in its core businesses and improved operating performance in 2004 set the stage for continued positive momentum within each of its four business segments in the coming year. The company said that it expects to extend its track record of double-digit earnings growth in 2005, forecasting full year 2005 earnings per share between $5.00 and $5.15.

    "We're certainly pleased with the double digit organic revenue and earnings growth we've realized so far in 2004, reflecting the strength of our portfolio and the soundness of the ITT management system," said Steve Loranger, Chairman, President and Chief Executive Officer of ITT Industries. "We expect continued growth in 2005 due to favorable catalysts within our Fluid Technology and Defense segments adding to the benefit of the recently acquired businesses in our Space and Water units, and continued margin expansion from improved performance in Fluid Technology, Motion & Flow Control and Electronic Components."

    "Our positive outlook is largely due to the momentum being generated by our ITT Management System, which includes our Value-Based Six Sigma and a number of other improvement tools," Loranger said. "Our projected 11 - 14 percent earnings growth in 2005 includes an anticipated $0.18 - $0.26 per share headwind from pension and healthcare costs. Our ability to grow earnings in the face of these headwinds is a testament to the strength of our strong management team and our attractive portfolio of businesses."

    Loranger reaffirmed ITT's previous full year 2004 earnings guidance at the top end of the $4.45-$4.50 range, on expected revenues of $6.65 - $6.75 billion, with cash performance consistent with prior guidance.

    "We will enter 2005 with clear goals and objectives in terms of our key strategies of growth, operational excellence and leadership development. We believe we are positioned to grow revenues 6 - 12 percent to $7.2 to $7.4 billion, continue growing operating margin and cash flow, and anticipate a 2005 EPS of $5.00 - $5.15."

    2005 Segment Forecast

    Fluid Technology

    The water/wastewater businesses are expected to lead improvement in Fluid Technology in 2005, with ITT's expanded product offering and market fundamentals enabling revenue growth in this segment of 2 - 7 percent to $2.65
- 2.75 billion for the year. The company expects revenues in the water/wastewater businesses to grow 10 percent, continuing a recent up-tick in order activity especially in the Advanced Water Treatment unit. Operating margin is expected to grow 70 to 120 basis points as the company progresses with integration of the recently acquired WEDECO Water Technology business, and through continued focus on operational excellence in the rest of the business. Increasing capacity utilization and a favorable dollar exchange rate provides a positive backdrop for the company's industrial products group.

    Defense Electronics & Services

    The company's Defense Electronics & Services business is expected to extend its growth trend in 2005, due in part to increased order activity in its operations support and technical services businesses, and through increased demand for its SINCGARS radios and Night Vision equipment. The company also expects further growth in its other government-related businesses such as the Space Systems division, bolstered with the recent acquisition of Kodak's Remote Sensing unit, positioning ITT to benefit from the growing importance of space imaging. Overall, the company anticipates 2005 Defense segment revenue growth of 15 - 21 percent to $2.75 - $2.85 billion, with operating margins at 10 - 10.2 percent.

    Motion & Flow Control

    New product offerings in Leisure Marine, Friction Materials and the tubing business, and gains from operational improvements are expected to continue in the Motion & Flow Control segment in 2005. The company anticipates 2005 revenues of $1.05 - $1.1 billion, representing zero to 6 percent growth over 2004 segment revenues. An improved cost position through production in low cost areas and lean manufacturing initiatives are expected to improve the segment's operating margins from 20 to 80 basis points for 2005.

    Electronic Components

    The Electronic Components segment is expected to see continued improvement resulting from recent portfolio refinement initiatives and the recovery of key end markets in the year ahead. Full year 2005 revenues are expected to grow 1 to 6 percent to $700 - $725 million, with growth from increased contribution from new products partially offset by the impact of the business' strategy to prune non-core product lines. Manufacturing realignment and a renewed focus on core products and customers, primarily in the keypad business, are expected to contribute to a 2005 segment margin expansion of 160 -270 basis points.

    About ITT Industries

    ITT Industries, Inc. (http://www.itt.com) is a $6 billion global multi-industry company based in White Plains, NY. ITTsupplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, London, Paris and Frankfurt exchanges.

    NOTE: ITT Industries believes that investors' understanding of the company's operating performance is enhanced by the use of certain non-GAAP financial measures. Management believes that investors can better analyze the company's revenue growth by utilizing an organic revenue growth measure that excludes the effect of foreign exchange translation and the effect of recent acquisitions. Organic revenue is not a financial measure under GAAP, should not be considered as substitute for revenue as defined by GAAP, and may not be comparable to similarly titled measures reported by other companies.

    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended December 31, 2003, and other of its filings with the Securities and Exchange Commission.

SOURCE  ITT Industries, Inc.

    -0-                             12/14/2004
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-914-641-2160, tom.glover@itt.com /
    /Web site:  http://www.itt.com /

    (ITT)

CO:  ITT Industries, Inc.
ST:  New York
IN:  CPR ENV CHM ARO
SU:  ERP